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                                  Exhibit 99.1

CALIFORNIA MICROWAVE, INC.
555 Twin Dolphin Drive
Redwood City, CA 94065 USA
(415) 596-9000 Fax: (415) 596-6600
___________________________________________

FOR IMMEDIATE RELEASE                           PRESS RELEASE
---------------------
January 14, 1997


                CALIFORNIA MICROWAVE RESCHEDULES SECOND-QUARTER
                    RESULTS RELEASE PENDING BUSINESS REVIEW

Redwood City, California - CALIFORNIA MICROWAVE, INC. (CMIC-Nasdaq) announced today that it is conducting a comprehensive business review whose timing dictates rescheduling the results announcement for its fiscal 1997 second quarter ended December 31, 1996. It further announced that absent any inventory or other adjustments that arise out of this review, operations for the second quarter would be profitable. The second-quarter results, scheduled to be released on January 15, are expected to be released on February 12, 1997, just prior to the filing of the company's Form 10-Q report.

In October, the company appointed Gilbert F. Johnson president, and in December, named Dr. David B. Leeson chairman. Dr. Leeson said, "In the past month, we've drawn together the corporate and business unit managers to assess each business unit and develop a new operations plan. The replanning process focuses on improving the operating performance of the Microwave Network Systems division and our satellite communications businesses, as well as reducing corporate and group expenses. Objectives include establishing appropriate goals for all business units and developing a solid operating plan for company profitability."

This review of businesses, assets and facilities spans both the second and third quarters, and is expected to result in substantial writedowns in these two quarters. Rescheduling the second quarter results announcement was needed to allow management and the board of directors time to complete their review. The company has retained J. P. Morgan to aid in this review.

Dr. Leeson concluded, "Most of our units are already consistently profitable. The board and the entire management are working together to bring all our operations up to that level. We're making progress and we believe the outcome will benefit our shareholders."




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California Microwave, Inc. is a leading U. S. supplier of satellite earth station and microwave radio infrastructure products, installed in more than 110 countries.

Statements made in this press release that are not historical facts, including any statements about expectations for the second quarter of fiscal year 1997, involve certain risks and uncertainties. Factors that could cause the company's actual results to differ materially from management's projections, estimates and expectations include the factors described in the company's Form 10-K annual report for its fiscal year ended June 30, 1996.

For Further Information Contact:
--------------------------------

Stephanie M. Day
Vice President - Corporate Communications
(415) 596-6629

Investor Information Line
(Toll-free) 1-800-225-6789
http://www.calmike.com

Deborah Passik
William Dunk Partners Inc.
(919) 929-4100


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